Exhibit 99.1

FARO Reports Q2 2017 Financial Results and Announces the Completion of the Global Reorganization

LAKE MARY, FL, August 1, 2017 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for factory metrology, construction BIM-CIM, product design, public safety forensics and 3D machine vision, today announced its financial results for the first six months and second quarter of 2017. The company also announced the successful completion of its 18-month global reorganization and highlighted its 3-year strategic objectives.

Six months ended June 30, 2017
New order bookings for the six months ended June 30, 2017 were $175.8 million, an increase of 13.3%, compared with $155.1 million for the six months ended June 30, 2016. Sales increased to $164.2 million, an increase of 6.5%, for the six months ended June 30, 2017 from $154.3 million for the six months ended June 30, 2016. Excluding an unfavorable foreign exchange impact of approximately $2.7 million, sales for the first six months of 2017 would have increased by 8.2% compared with the same prior year period. Our sales increase was primarily driven by higher service revenue and an increase in product unit sales, especially in Construction BIM-CIM.

The book-to-bill ratio at the end of second quarter 2017 was 1.08 compared to 1.04 at the end of second quarter 2016. The increase in book-to-bill ratio was primarily due to the demand for the newly introduced FARO FocusM 70 laser scanner in both the Construction BIM-CIM and Public Safety Forensics verticals, which temporarily exceeded our production capacity late in the second quarter.

Gross margin for the first six months of 2017 decreased to 55.1%, compared with 56.1% for the same prior year period. The year-over-year decrease is related primarily to the production start-up of new core platform products and lower average product selling prices reflecting increased sales of aged sales demonstration and service inventory.

Operating loss for the first six months of 2017 was $6.2 million, compared with an operating income of $8.8 million for the first six months last year. This decrease is primarily due to an intentional increase in operating expenses related to our strategic initiatives, including a 34% increase in the global vertical salesforce from 468 at the end of second quarter 2016 to 627 at the end of second quarter 2017 and increases in R&D spending from recent technology acquisitions, as well as a modest decline in gross margin.

Net loss for the first six months of 2017 was $5.1 million or $0.30 per share, compared with net income of $6.5 million or $0.39 per share in the first six months of 2016.

Second Quarter 2017
New order bookings for second quarter 2017 were $89.0 million, an increase of 9.1%, compared with $81.6 million for second quarter 2016. Sales increased to $82.7 million, an increase of 5.3%, for the three months ended June 30, 2017 from $78.5 million for the three months ended June 30, 2016. Excluding an unfavorable foreign exchange impact of approximately $1.4 million, sales for second quarter 2017 would have increased by 7.0% compared with the same prior year period. Our sales increase was primarily driven by continued service revenue growth and higher average selling prices.

Gross margin for second quarter 2017 increased to 56.6%, compared with 55.9% for the second quarter last year, and increased 3.0 percentage points compared with first quarter 2017. The increase is related primarily to higher average product selling prices and improved production efficiency in our Factory Metrology vertical.

Operating loss for second quarter 2017 was $4.2 million, compared with operating income of $4.5 million in the second quarter last year. This decrease is primarily due to an increase in operating expenses related to our strategic initiatives, including front-end loading the expansion of our salesforce and increased R&D spending to support our new products and newly acquired technologies for our new verticals.

Net loss for second quarter 2017 was $3.6 million or $0.22 per share, compared with net income of $3.4 million or $0.20 per share in the second quarter last year.

As of June 30, 2017, cash and short-term investments was $139.6 million, of which $99.9 million was held by foreign subsidiaries.

“The end of our second quarter marks the successful completion of an extraordinary 18-month process,” stated Simon Raab, Ph.D., FARO’s President and CEO. “Today, there is an exciting energy across the whole company. We are focused on growing the top line of our verticals. Over the first half of 2017, our team delivered 13.3% orders growth overall with over 30% growth in Construction BIM-CIM and 9% in Factory Metrology by effectively executing our strategy to deliver a new product drumbeat and rapidly expand our salesforce.

Over the last six quarters, we have used our cash, know-how, and global marketing reach to build a far more agile and efficient platform to support FARO’s long-term growth. We have harmonized literally hundreds of global processes, rapidly expanded our salesforce personnel over last year, built new web-based demonstration studios, activated the verticals, increased R&D, initiated aggressive new product development, and acquired new next-generation technology.

Our investment initiatives, including the natural one-year maturation of new salespeople, system improvements and acquisitions require the necessary amount of time to realize the resulting top and bottom line impacts. The aggressive front-end loading of sales staff in the new global verticals is aimed at accelerating the achievement of our 3-year strategic plan objectives of double digit revenue growth and operating margins. While our loss year-to-date is substantially attributable to these intentional strategic initiatives and the related costs, we can already see the benefits of these investments and are confident in the value being created.

In our upcoming earnings call I will review many of our current initiatives in further detail.”

*****

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•
other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.
About FARO
FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software for the following vertical markets:

•	Factory Metrology - High-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes

•	Construction BIM-CIM - 3D capture of as-built construction projects and factories to document complex structures and perform quality control, planning and preservation

•
Public Safety Forensics - Capture and analysis of on-site real world data to investigate crash, crime and fire, plan security activities and provide virtual reality training for public safety personnel

•	Product Design - Capture detailed and precise 3D data from existing products permitting CAD analysis and redesign, after market design and legacy part replication

•	3D Machine Vision - 3D vision for both control and measurement to the manufacturing floor through 3D sensors and custom solutions

FARO’s global headquarters is located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM and FARO Cobalt Array Imager product lines.  The Company's European regional headquarters is located in Stuttgart, Germany and its Asia-Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Thailand, South Korea, Japan, and Australia.
More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Sales
Product	$62,533	$61,640	$124,913	$120,952
Service	20,149	16,898	39,331	33,334
Total sales	82,682	78,538	164,244	154,286
Cost of Sales
Product	24,455	25,062	51,513	49,058
Service	11,467	9,542	22,222	18,623
Total cost of sales (exclusive of depreciation and amortization, shown separately below)	35,922	34,604	73,735	67,681
Gross Profit	46,760	43,934	90,509	86,605
Operating Expenses:
Selling and marketing	26,022	18,715	48,894	36,618
General and administrative	11,877	10,242	22,576	20,392
Depreciation and amortization	3,989	3,266	7,707	6,352
Research and development	9,045	7,214	17,511	14,416
Total operating expenses	50,933	39,437	96,688	77,778
(Loss) income from operations	(4,173)	4,497	(6,179)	8,827
Other (income) expense
Interest income, net	(89)	(54)	(171)	(98)
Other expense, net	459	240	467	991
(Loss) income before income tax (benefit) expense	(4,543)	4,311	(6,475)	7,934
Income tax (benefit) expense	(918)	919	(1,389)	1,462
Net (loss) income	$(3,625)	$3,392	$(5,086)	$6,472
Net (loss) income per share - Basic	$(0.22)	$0.20	$(0.30)	$0.39
Net (loss) income per share - Diluted	$(0.22)	$0.20	$(0.30)	$0.39
Weighted average shares - Basic	16,700,718	16,659,115	16,692,500	16,634,323
Weighted average shares - Diluted	16,700,718	16,672,600	16,692,500	16,654,415

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$117,594	$106,169
Short-term investments	21,970	42,942
Accounts receivable, net	58,805	61,364
Inventories, net	57,866	51,886
Prepaid expenses and other current assets	22,989	16,304
Total current assets	279,224	278,665
Property and equipment:
Machinery and equipment	62,937	57,063
Furniture and fixtures	7,156	6,099
Leasehold improvements	19,400	18,778
Property and equipment, at cost	89,493	81,940
Less: accumulated depreciation and amortization	(57,138)	(50,262)
Property and equipment, net	32,355	31,678
Goodwill	51,417	46,744
Intangible assets, net	23,313	22,279
Service and sales demonstration inventory, net	35,259	29,136
Deferred income tax assets, net	14,442	14,307
Other long-term assets	1,058	905
Total assets	$437,068	$423,714
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,651	$11,126
Accrued liabilities	25,619	24,572
Income taxes payable	—	618
Current portion of unearned service revenues	29,358	27,422
Customer deposits	2,883	2,872
Total current liabilities	70,511	66,610
Unearned service revenues - less current portion	12,832	13,813
Deferred income tax liabilities	1,570	1,409
Other long-term liabilities	2,664	2,225
Total liabilities	87,577	84,057
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,194,509 and 18,170,267 issued, respectively; 16,708,033 and 16,680,791 outstanding, respectively	18	18
Additional paid-in capital	216,511	212,602
Retained earnings	178,053	183,436
Accumulated other comprehensive loss	(13,262)	(24,561)
Common stock in treasury, at cost; 1,486,476 and 1,489,476 shares, respectively	(31,829)	(31,838)
Total shareholders’ equity	349,491	339,657
Total liabilities and shareholders’ equity	$437,068	$423,714

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
(in thousands)	June 30, 2017	June 30, 2016
Cash flows from:
Operating activities:
Net (loss) income	$(5,086)	$6,472
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,707	6,352
Stock-based compensation	3,195	2,731
Provision for bad debts	230	574
Loss on disposal of assets	122	305
Provision for excess and obsolete inventory	736	1,440
Deferred income tax expense (benefit)	168	(261)
Income tax benefit from exercise of stock options	—	(70)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	4,771	13,818
Inventories	(10,107)	(4,918)
Prepaid expenses and other current assets	(6,489)	2,115
(Decrease) increase in:
Accounts payable and accrued liabilities	1,610	(1,596)
Income taxes payable	(590)	522
Customer deposits	(163)	(870)
Unearned service revenues	(472)	1,114
Net cash (used in) provided by operating activities	(4,368)	27,728
Investing activities:
Proceeds from sale of short-term investments	21,000	—
Purchases of property and equipment	(3,669)	(2,580)
Payments for intangible assets	(645)	(712)
Acquisition of business	(5,496)	—
Net cash provided by (used in) investing activities	11,190	(3,292)
Financing activities:
Payments on capital leases	(4)	(4)
Income tax benefit from exercise of stock options	—	70
Proceeds from issuance of stock, net	284	513
Net cash provided by financing activities	280	579
Effect of exchange rate changes on cash and cash equivalents	4,323	1,170
Increase in cash and cash equivalents	11,425	26,185
Cash and cash equivalents, beginning of period	106,169	107,356
Cash and cash equivalents, end of period	$117,594	$133,541

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net (loss) income	$(3,625)	$3,392	$(5,086)	$6,472
Currency translation adjustments, net of income tax	7,140	(1,795)	11,299	4,826
Comprehensive income	$3,515	$1,597	$6,213	$11,298